U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

MERIT STUDIOS, INC.

(Name of Small Business Issuer)

Date of Report (Date of earliest event reported): May 29, 2002

Delaware 033-70738-FW 75-2241432

State or Other Jurisdiction of Commission File No. I.R.S. Employer Incorporation or Organization) Identification Number

1930 Village Center Circle, PMB # 402 Suite 3, Las Vegas, NV 89134

(Address of Principal Executive Offices (Zip Code)

(702) 804-2616

(Registrant's Telephone Number)

Item 1. Changes in Control of Registrant.

On May 29, 2002 Merit Studios, Inc. entered into a Stock Purchase and Technology Licensing agreement. Under this agreement, Entertainment Direct TV, Inc., a Nevada corporation with its principal place of business at 851 South Rampart, Suite 260, Las Vegas, NV 89145 and Ace Consultants, LLC, agreed to purchase common shares of Merit Studios, Inc. ("Merit" ) equal to sixty percent (60%) of the outstanding shares of Merit after the Closing. The purchase price for the Merit shares is 1.5 Million shares of EDTV preferred stock which will be convertible, through a pending merger agreement between Broadband Wireless International Corporation ("BBAN") and EDTV, into six million (6,000,000) common shares of BBAN. This merger agreement is expected to be closed as part of the court's confirmation of the plan of reorganization in the presently pending Chapter 11 Bankruptcy proceedings in which BBAN is involved. The agreement contemplates that the BBAN shares issued in exchange for Merit's 1.5 million convertible preferred shares of EDTV will be issued pursuant to º 1145 of the Bankruptcy Act. Under the agreement with Merit, EDTV/ACE must also provide either $5 million or 10,000 computers to Merit within ninety (90) days of the signing of the agreement.

Merit anticipates that the 6,000,000 shares of BBAN it is ultimately to receive under the agreement will be distributed, pro rata, to the holders of what will then be 40% of Merit's outstanding shares after the closing, that is: the persons who held 100% of Merit's outstanding shares prior to the issuance of 60% of its presently outstanding shares to EDTV/ACE

The total number of Merit shares issued in this transaction, and the parties to whom they were issued, is as follows:

Stockholder	Number of Shares
Entertainment Direct TV	29,493,000
Keith Macallister	1,474,650
Michael Williams	1,474,650
ACE	26,543,700
58,986,000

As a result of the issuance of the foregoing share position, EDTV/ACE and their affiliates are in complete control of Merit Studios, Inc. They have the power to elect all the directors of the corporation and vote a majority of all shares eligible to vote on any matter submitted for the approval of stockholders. .

Item 2. Acquisition or Disposition of Assets.

Merit is obligated under the aforesaid agreement to grant to EDTV/ACE an exclusive worldwide license to the "Wormhole" technology developed by Merit. The license provides that 60% of all revenue generated from commercial exploitation of the Wormhole technology will be payable to Merit, and 40% will be paid to EDTV/ACE, subject to the provision that the first $1 million in such revenues will be paid to Merit, exclusive of any claim of EDTV/ACE.

As is reported above, Merit has also acquired 1.5 Million convertible preferred shares of EDTV which will be exchanged for 6,000,000 common shares of BBAN which are anticipated to be issued in connection with the pending merger agreement between BBAN and EDTV, and confirmation of BBAN's plan of reorganization under Chapter 11 of the Bankruptcy Act. Merit intends to distribute these shares, pro rata, to the persons who held 100% of its outstanding shares prior to its issuance of the 58,986,000 referenced above.

Item 3. Information on Issued and Outstanding Shares of the Company

Merit Studios Inc. has 20,000,000 authorized preferred shares of which none are issued. 100,000,000 common shares are authorized of which 98,310,062 are issued. Of these 98,310,062 Issued and outstanding shares are 94,981,374 restricted and 3,328,688 are considered free trading by the Company.

Item 4. Information on the Status of Merit Studios Inc. and ST-Communication

In 2001 Merit Studios Inc. entered into an agreement with Knorr Capital Partners to purchase ST-Communication. After Merit took over control of ST-Communication Merit discovered that Knorr Capital Partners had manipulated the accounting records. Merit Studios Inc. cancelled the contract with Knorr and demanded back the 1,000,000 common shares and the $200,000 paid in cash. Merit has not received any indication from Knorr which would indicate that the money or the stock would be returned. Merit has employed an Attorney and is preparing legal action against Knorr Capital Partners.

Item 5. Bankruptcy or Receivership.

Not Applicable.

Item 6. Changes in Registrant's Certifying Accountant.

Not Applicable.

Item 7. Other Events.

Not Applicable.

Item 8. Resignations of Registrant's Directors.

Not Applicable.

Item 9. Financial Statements and Exhibits.

Not Applicable.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIT STUDIOS, INC.

Date: July 3, 2002

/s/ Michael John

Michael John, President